Exhibit 10.22

Director Compensation

NAVTEQ pays fees (cash and equity compensation) to its non-employee directors as set forth in the table below.(1)  Directors that are employees of NAVTEQ or affiliates of NAVTEQ will not receive fees.  If a director who does not currently receive fees becomes eligible as a non-employee director, they will be treated for compensation purposes as a new non-employee director as of the date of the change in status.

The “annual” period to which the fees pertain is the period between the Company’s successive Annual Meetings of Stockholders to elect directors (each an “Annual Meeting”).

Annual Cash Compensation

Full Board	Retainer	$40,000
	Per-Meeting Fee (in excess of four (4) meetings)	$1,500
Committee Members	Per Committee Fee (including Chairman)	$6,000
	(Additional) Audit Committee Chairman Fee	$10,000
	(Additional) Other Committee Chairman Fee	$5,000

Annual Equity-Based Compensation

Stock Options	$60,000	*
Restricted Stock Units (RSUs)	$30,000	*

*Dollar amounts represent the fair value of the equity at the grant date (Black-Scholes for options; actual stock price for RSUs)

Retainers and committee fees will be paid in quarterly installments on the first day of each calendar quarter, beginning with the first full calendar quarter following the Annual Meeting.  Directors who are elected or depart between Annual Meetings will be paid full quarterly retainers and committee fees for serving any portion of a quarter.  The payment of retainers for directors elected in the middle of a quarter will be paid at the beginning of the quarter following election.  Directors will only be paid four quarterly fees for each “annual” period.

Per-meeting fees will be accrued after the fourth meeting attended during the annual period.  Committee meetings and actions by written consent do not earn per-meeting fees and are not considered in the per-meeting fee count.  Any meeting that lasts less than 30 minutes will earn only a half-share of the per-meeting

(1) The Compensation Committee and Board of Directors approved this director compensation program on March 18 and March 19, 2004, respectively.

fee, if applicable, but will count fully towards the four-meeting threshold.  Per-meeting fees will not be accrued for a meeting that a director does not attend. Any per-meeting fees earned in a calendar quarter will be paid along with the next quarterly retainers on the first day of the next calendar quarter.

The annual equity-based compensation will be granted as of the date of the Annual Meeting.  For directors elected to the Board between Annual Meetings, the annual equity-based compensation will be pro-rated based on the partial year of service and will be granted on the date of election.

NAVTEQ also reimburses members of the Board of Directors for travel, lodging and other reasonable out-of-pocket expenses incurred in attending board and committee meetings or conducting other board-related business.